August 31, 1998


Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549


Gentlemen:


We have read the statements made by Rydex Advisor Variable Annuity Account (the "Account"), which we understand will be filed with the Commission, pursuant to Item 77K of Form N-SAR, as part of the Account's filing on Form N-SAR for the period ended June 30, 1998. We agree with the statements concerning our Firm in such Form N-SAR.


Very truly yours,


Pricewaterhouse Coopers LLP